EXHIBIT 2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 8, 2023, is entered into by and between Danaos Corporation, a Marshall Islands corporation (the “Company”), and Virage International Ltd., a Marshall Islands corporation (the “Seller”) wholly-owned by Danaos Investment Limited as Trustee of the 883 Trust.

WHEREAS, the Company desires to purchase from Seller, and Seller desires to sell to the Company, a number of shares of the Common Stock, par value $0.01 per share, of Eagle Bulk Shipping Inc. (“Eagle Bulk Common Stock”), a Marshall Islands corporation.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Seller, intending to be legally bound, hereby agree as follows:

Section 1. Sale and Purchase of the Shares.

(a)	Agreement to Sell and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined below) Seller shall sell, transfer, assign, convey and deliver to the Company all of the Seller’s right, title and interest in and to, and the Company shall purchase from the Seller, 559,336 shares (the “Shares”) of Eagle Bulk Common Stock in exchange for the payment in full in cash of the aggregate purchase price of $24,442,983.20, by the Company (the “Purchase Price”), representing a purchase price per share of $43.70.

(b)	Closing. The closing of the purchase of the Shares by the Company (the “Closing”) shall take place on the date hereof or, otherwise as soon as practicable thereafter on a date as shall be agreed by the Company and the Seller. At the Closing, (i) the Purchase Price shall be paid by the Company to the Seller by wire transfer of immediately available funds to the account designated by the Seller and (ii) the Shares shall be delivered to the Company free and clear of any and all liens, pledges, security interests and other encumbrances.

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Section 2. Representations and Warranties.

(a)	The Company hereby represents and warrants to the Seller as follows as of the date hereof:

(i)	The Company is a corporation validly existing and in good standing under the laws of the Republic of the Marshall Islands. The Company has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement.
(ii)	This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
(iii)	The execution, delivery and performance by the Company of this Agreement will not result in (A) any violation of any provision of its articles of incorporation or bylaws, (B) any violation of any applicable law, statute, rule or regulation or order of any governmental authority, or (C) a breach or violation of, or default or event of default (howsoever defined) under, or acceleration of any obligations under, any material agreements to which the Company is a party or by which the Company may be bound, except as would not reasonably be expected have a material adverse effect on the consummation of the transactions contemplated hereby.
(iv)	No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the Company’s execution, delivery and performance of this Agreement or its consummation of the transactions contemplated hereby.

(b)	The Seller hereby represents and warrants to the Company as follows as of the date hereof:

(i)	The Seller is a corporation validly existing and in good standing under the laws of the Republic of the Marshall Islands and has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement.
(ii)	This Agreement has been duly and validly authorized, executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
(iii)	The execution, delivery and performance by the Seller of this Agreement will not result in (A) any violation of any provision of its organizational documents, (B) any violation of any applicable law, statute, rule or regulation or order of any governmental authority, or (C) a breach or violation of, or default or event of default (howsoever defined) under, or acceleration of any obligations under, any material agreements to which the Seller is a party or by which the Seller may be bound, except as would not reasonably be expected have a material adverse effect on the consummation of the transactions contemplated hereby.

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(iv)	No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the Seller’s execution, delivery and performance of this Agreement or its consummation of the transactions contemplated hereby.
(v)	The Seller acquired the Shares from April 18, 2023 through May 30, 2023, at an average net cash price of $43.70 (with net cash price determined as (i) stock acquisition cost plus (ii) commissions minus (iii) dividends received).
(vi)	The Seller is the lawful record and beneficial owner of the Shares and the Seller has good and marketable title to such securities, free and clear of any encumbrances, security interests, liens, pledges, charges, options, rights of first refusal, equitable interests and restrictions of any kind, other than restrictions on transfer arising under applicable securities laws, whatsoever and with no restrictions on the rights and other incidents of record and beneficial ownership pertaining thereto. The Seller has not sold, distributed, pledged or otherwise transferred all or any portion, or any interest in, the Shares, nor agreed to do so.

Section 3. Miscellaneous.

(a)	Expenses. The Seller and the Company shall each be responsible for their own respective costs and expenses incurred in connection with the transactions contemplated by this Agreement.
(b)	Governing Law. This Agreement shall be governed by and construed under the law of the State of New York without regard to its choice of law provisions.
(c)	Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
(d)	Electronic Signatures. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include electronic signatures (including ..pdf file, .jpeg file or any electronic signature complying with the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. The parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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(e)	Confidentiality. Neither party will, and will cause their affiliates and advisors not to, directly or indirectly, without the prior written consent of the other party, disclose or use any information relating to this Agreement and the transactions contemplated hereby, except as otherwise required by applicable law (including, for the avoidance of doubt, the U.S. Securities Exchange Act of 1934 and the rules of the New York Stock Exchange).
(f)	Entire Agreement; Waiver, Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings or undertakings, written or oral. Neither this Agreement nor any provision hereof shall be waived, amended, modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, amendment, modification, change, discharge or termination is sought.
(g)	New York Courts. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of New York and the Federal courts of the United States of America located in New York County in the State of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

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Signature Page follows.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

For and on behalf of	For and on behalf of
Danaos Corporation	Virage International Ltd.

/s/ Evangelos Chatzis	/s/ Konstantinos Sfyris
Evangelos Chatzis	Konstantinos Sfyris
Chief Financial Officer	Director

Signature to Share Purchase Agreement dated June 8, 2023

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